File No.    000-55191

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 To

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

 Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Brazil Minerals, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	39-2078861
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

324 South Beverly Drive, Suite 118 Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)

213-590-2500

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

On April 29, 2014 we filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form 10 and on July 1, 2014 we filed with the SEC an Amendment No. 1 thereto to revise certain disclosures pursuant to a comment letter we received from the SEC regarding the Form 10. We are filing this Amendment No. 2 to further revise certain disclosures pursuant to a comment letter we received from the SEC regarding Amendment No. 1.

BRAZIL MINERALS, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of Amendment No. 2 to the Annual Report on Form 10-K of Brazil Minerals, Inc. for the fiscal year ended December 31, 2013 filed herewith as Exhibit 99.1 (the “2013 10-K/A”). The initial Annual Report on Form 10-K of Brazil Minerals, Inc. for the fiscal year ended December 31, 2013 is referred to herein as the “Initial 2013 10-K.” On July 1, 2014 we filed with the SEC an Amendment No. 1 to the Initial 2013 10-K, which is referred to herein as the “July 2014 Amendment.” None of the information contained in the 2013 10-K/A or the July 2014 Amendment shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item 1.  Business.

The information required by this item is contained under the section of the 2013 10-K/A entitled “Item 1. Business.” Such section is in its entirety incorporated herein by reference.

Item 1A.  Risk Factors.

The information required by this item is contained under the section of the 2013 10-K/A entitled “Item 1A. Risk Factors.” Such section is in its entirety incorporated herein by reference.

Item 2.  Financial Information.

The information required by this item is contained under the sections of the 2013 10-K/A entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Plan of Operation.” Such section is in its entirety incorporated herein by reference.

Item 3.  Properties.

The information required by this item is contained under the section of the 2013 10-K/A entitled “Item 2. Properties.” Such section is in its entirety incorporated herein by reference.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section of the 2013 10-K/A entitled “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” That section is incorporated herein by reference.

Item 5.  Directors and Executive Officers.

The information required by this item is contained under the section of the 2013 10-K/A entitled “Item 10. Directors, Executive Officers and Corporate Governance.” Such section is in its entirety incorporated herein by reference.

Item 6.  Executive Compensation.

The information required by this item is contained under the section of the 2013 10-K/A entitled “Item 11. Executive Compensation.” Such section is in its entirety incorporated herein by reference.

Item 7.  Certain Relationships and Related Person Transactions.

The information required by this item is contained under the sections of the 2013 10-K/A entitled “Item 13. Certain Relationships and Related Person Transaction, and Director Independence.” Such section is in its entirety incorporated herein by reference.

Item 8.  Legal Proceedings.

None.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections of the 2013 10-K/A entitled “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.” Such section is in its entirety incorporated herein by reference.

Item 10.  Recent Sales of Unregistered Securities.

On December 19, 2012 the Company consummated Subscription Agreements with 37 investors pursuant to which the Company issued and sold to these investors for $33.333 per share an aggregate of 60,002 shares of the Company’s Common Stock for an aggregate purchase price of $2,000,006. Such Common Stock was issued in accordance with an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of compliance with the provisions of Regulation D under the Securities Act, including that the shares were not offered by means of any form of general solicitation, were offered and sold only to accredited investors (as such term is defined in Rule 501(a) promulgated by the SEC under the Securities Act) who each represented to the Company that they were purchasing the shares for investment and the Company filed a Form D to report the offering and sale.

In connection with such sales, the Company issued to the placement agent as partial compensation for its services five year warrants to purchase for $33.333 per share an aggregate of 6,000 shares of Common Stock. The warrants were issued in a transaction not involving a public offering by virtue of being offered without employing any form of general solicitation and issued to only one recipient which had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the warrants and which acquired the warrants for investment. Accordingly, the issuance of the warrants was exempt from registration under Section 4(a)(2) of the Securities Act.

On December 18, 2012, the Company, Iryna Antaniuk, the then sole director and sole officer of the Company (“Antaniuk”), and Brazil Mining, Inc., a Delaware corporation (“Brazil Mining”) entered into, and on December 19, 2012 they consummated, an Acquisition Agreement (the “Acquisition Agreement”). Pursuant to the Acquisition Agreement, (a) 3,000,000 shares of Common Stock held by Antaniuk were cancelled and retired, (b) Brazil Mining paid to the Company $25,000, (c) the Company used the $25,000 payment from Brazil Mining to pay and satisfy all of the Company’s liabilities and (d) the Company’s sole officer and director prior to the signing of the Agreement resigned and Marc Fogassa was elected as a director of the Company. As a result of the consummation of the Acquisition Agreement the Company issued to Hunter Wise Financial Group LLC (“Hunter Wise”) 85,411 shares of the Company’s Common Stock for Hunter Wise’s services in connection with the transaction. The shares were issued to one investor in a transaction not involving a public offering by virtue of being offered without employing any form of general solicitation and issued to only one investor which had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment. Accordingly, the issuance of the warrants was exempt from registration under Section 4(a)(2) of the Securities Act.

In connection with the Acquisition Agreement, the Company entered into and consummated a Contribution Agreement with Brazil Mining (the “Contribution Agreement”) pursuant to which Brazil Mining contributed to the Company by way of an Assignment of Mineral Rights, the mineral exploration rights on a mining claim with approximately 24,700 acres located in the municipality of Borba, State of Amazonas, Brazil. Pursuant to the Contribution Agreement, the Company issued to Brazil Mining an aggregate of 1,073,511 shares of the Company’s Common Stock, par value $.001 per share, constituting 51% of the issued and outstanding shares of Common Stock of the Company giving effect to all of the transactions consummated on December 19, 2012 including issuances of stock and warrants to the placement agent on a fully diluted basis. The shares were issued in accordance with an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act by virtue of being offered without employing any form of general solicitation and issued to only one purchaser which had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment and which represented to the Company that it was acquiring the shares for investment.

(The number of shares of Common Stock and the purchase prices and exercise prices set forth in the four preceding paragraphs have not been adjusted to give effect to the 33.333-1 stock dividend paid to holders of record of the Company’s Common Stock as of January 22, 2013.)

As described in the Subscription Agreements, immediately before the consummation of the Acquisition Agreement, pursuant to authorization from Iryna Antaniuk, as the then sole director and sole officer of the Company, the Company issued and sold to Marc Fogassa, for $1.00 one share of the Company’s Series A Stock. The Series A was issued in accordance with an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act by virtue of being offered without employing any form of general solicitation and issued to only one purchaser which had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment and which represented to the Company that it was acquiring the shares for investment.

On April 30, 2013, the Company issued to Brazil Mining, 1,000,000 shares of the Company’s Common Stock in exchange for full economic rights regarding Brazil Mining’s 55% equity interest in Mineracao Duas Barras Ltda. (“MDB”). The shares were issued in accordance with an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act by virtue of being offered without employing any form of general solicitation and being issued to only one purchaser which had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment and which represented to the Company that it was acquiring the shares for investment.

On September 30, 2013, we issued and sold to two accredited investors for $100,000 four units of securities, each unit consisting of a $25,000 convertible promissory note and warrants to purchase 50,000 shares of our common stock until December 31, 2019. The notes bear interest at 10% per annum and are due on the earlier of the close of a $100,000 financing or May 31, 2014.  The note payable can be converted into common shares at $0.125 per share, a premium of 25% above our common stock price at the time the transaction was entered into. The exercise price of the warrants is $0.15 per share, a premium of 50% above our common stock price at the time. As of March 31, 2014, 25% of the notes had already been repaid, and the outstanding principal from the unpaid notes was $75,000. The units were issued in accordance with an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act by virtue of being offered without employing any general solicitation and issued to only two purchasers each of which had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment and each of which represented to the Company that it or he was acquiring the shares for investment and could bear the economic risk of the investment.

On January 7, 2014, the Company received $244,000 from Heather U. Baines and Lloyd McAdams AB Living Trust dated 8/1/2001 in exchange for a senior secured convertible promissory note in the principal amount of $244,000 and warrants to purchase an aggregate of 488,000 shares of the Company’s common stock through December 26, 2018 that were issued to a designee. The securities were issued in accordance with an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act by virtue of being offered without employing any general solicitation and issued to just two recipients, each of which had such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment and it was represented to the Company that the securities were being acquired for investment and the recipients could bear the economic risk of the investment. The notes bear interest at 12% per annum and may be converted into common stock at $0.125 per share, a premium of 42% above the stock price at the time the transaction was entered into. The exercise price of the warrants is $0.125 per share (subject to adjustment upon the occurrence of certain events), a premium of 79% above the stock price at the time. Interest on the note is payable on September 30, 2014 and on March 31, 2015, the maturity date of the note. The note is secured by certain capital equipment purchased by us with the proceeds received. This equipment is now being used by MDB in its operations, and is comprised of an excavator, a bulldozer, a truck, a portable motor and generator, and other items. Besides this capital equipment, the note is secured by a pledge of common stock the Company having a value of 200% of the outstanding principal and accrued interest of the note. The note is repaid by depositing $20,000 monthly to a sinking fund. As of April 3, 2014, the Company had deposited $40,000 into the sinking fund, and the Company’s sinking fund obligation was current.

On January 24, 2014, the Company received proceeds of $25,000 from an investment by Black Mountain Equities, Inc. in exchange for an unsecured convertible promissory note in the principal amount of $27,500. The note was issued in accordance with an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act by virtue of being offered without employing any general solicitation and issued to just one purchaser which had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment and acquired the shares for investment. The note bears interest at the rate of 10% per annum. The note must be converted by the holder (unless repaid by us) by December 31, 2014. The note may also be converted into the Company’s common stock at the option of the holder commencing 180 days after the note was issued. The Company retains the option, but not the obligation, to repay the note in cash. The conversion price is the lesser of (a) $0.07 or (b) 60% of the lowest daily volume weighted average price of the Company’s common stock during the twenty trading days immediately prior the applicable date on which the holder of the note elects to convert all or part of the note.

On February 21, 2014, the Company received proceeds of $200,000 from an investment by St. George Investments, LLC (“St. George”) in exchange for an unsecured convertible promissory note in the principal amount of $222,500. The difference between the face amount of the note and the gross proceeds received was comprised of legal costs and origination discount. The note bears interest at 10% per annum and the conversion price is $0.11 per share, a premium of 38% above the stock price when the transaction was consummated. Principal and accrued interest on the note are due in five consecutive monthly installments of $44,500 plus accrued interest commencing on August 21, 2014. The monthly installments are payable in cash or in common stock, at the option of the Company, or in graded diamonds, upon the request of St. George. All principal and accrued interest on the note is payable on December 21, 2014. The note was issued in accordance with an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act by virtue of being offered without employing any general solicitation and issued to just one purchaser which represented to the Company that it is an accredited investor, had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment and which acquired the note for investment.

On March 4, 2014, the Company received proceeds of $500,000 from a sale of polished and GIA graded diamonds pursuant to an agreement with two buyers that agreed to receive these diamonds over a period of one year. As part of this transaction, the Company pledged with a third party collateral agent an aggregate of 11,000,000 shares of the Company’s common stock, valued at approximately $990,000 at the time the transaction was consummated, in order to secure the delivery of the diamonds. The number of shares pledged is subject to periodic adjustment as diamonds are delivered and as the market price of the Company’s common stock may change. The Company also issued to the buyers two-year options to purchase an aggregate of 3,000,000 shares of the Company’s common stock at an exercise price (subject to adjustment upon the occurrence of certain events) of $0.12 per share, a premium of 33% above the stock price when the transaction was consummated. The options were issued in accordance with an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act by virtue of being offered without employing any general solicitation and issued to just two optionees, each of which had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment and which acquired the options for investment.

On March 31, 2014, the Company received net proceeds of $54,000, after compensation paid to a broker-dealer, from an investment by Group 10 Holdings LLC in exchange for an unsecured convertible promissory note in the principal amount of $63,000. The note bears interest at the rate of 10% per annum. The note must be converted by the holder (unless repaid by us) by March 31, 2015. The Company retains the option, but not the obligation, to repay the note in cash. The conversion price is the lesser of (a) $0.11 or (b) 60% of the lowest closing price of the Company’s common stock during the twenty trading days prior to the maturity date or the date that a notice of conversion is given by the holder. The note was issued in accordance with an exemption from the registration requirements of the Securities Act under Section 4(a)(2) of the Securities Act by virtue of being offered without employing any general solicitation and issued to just one purchaser which had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment and which acquired the note for investment.

Item 11.  Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 150,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share, of which one share of Series A Preferred Stock (“Series A Preferred Stock”) has been designated and issued. The following description of our Common Stock is intended as a summary only and is qualified in its entirety by reference to our Articles of Incorporation, as amended, and By-laws.

Holders of shares of our Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Except if a greater plurality is required by the express requirements of law or the Company’s Articles of Incorporation, as amended, the affirmative vote of a majority of the shares of voting stock represented at a meeting of stockholders at which there shall be a quorum present shall be required to authorize all matters to be voted upon by the stockholders of the Company.

The Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock filed as Exhibit provides that for so long as Series A Preferred Stock is issued and outstanding, the holders of Series A Preferred Stock shall vote together as a single class with the holders of the Company’s Common Stock, with the holders of Series A Preferred Stock being entitled to 51% of the total votes on all such matters regardless of the actual number of shares of Series A Preferred Stock then outstanding, and the holders of Common Stock are entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

According to our charter documents, holders of our Common Stock do not have preemptive rights and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our common stockholders. Shares of our Common Stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and distributions to holders of preferred stock with preferential rights to distributions. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Item 12.  Indemnification of Directors and Officers.

The Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our By-laws provide that no officer or director shall be personally liable for any obligations of the Company or for any duties or obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Company and that the Company indemnifies and hold harmless each person and their heirs and administrators who shall serve at any time as a director or officer of the Company from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having been a director or officer of the Company, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and that the Company shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the Nevada Revised Statutes; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct.

At present, there is no pending litigation or proceeding involving a director, officer or employee regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

The indemnification provisions in our By-laws may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13.  Financial Statements and Supplementary Data.

The information required by this item is contained under the section of the 2013 10-K entitled “Brazil Minerals, Inc. Table of Contents” (and the financial statements referenced therein). That section is incorporated herein by reference.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.  Financial Statements and Exhibits.

(a)  Financial Statements

The information required by this item is contained under the section of the 2013 10-K entitled “Brazil Minerals, Inc. Table of Contents” (and the financial statements referenced therein). That section is incorporated herein by reference.

(b)  Exhibits

The exhibits listed on the accompanying Exhibit Index are filed as part of this Registration Statement on Form 10.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 29, 2014	BRAZIL MINERALS, INC.

	By:	/s/ Marc Fogassa
Name: Marc Fogassa
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Exchange Agreement dated as of March 23, 2013 between the Company and Brazil Mining. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2013.
3.1	Articles of Incorporation of the Company filed with the Secretary of State of Nevada on December 15, 2011. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by the Company on April 6, 2012 (the “S-1”).
3.2	Certificate of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada on December 18, 2012. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 26, 2012 (the “December 2012 8-K”).
3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock filed with the Secretary of State of the State of Nevada on December 18, 2012. Incorporated by reference to Exhibit 3.2 to the December 2012 8-K.
3.4	Certificate of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada on December 24, 2012. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 28, 2013 (the “January 2013 8-K”).
3.5

Certificate of Amendment to the Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada on January 24, 2013. Incorporated by reference to Exhibit 3.2 to the January 2013 8-K.

3.6	By-laws of the Company. Incorporated by reference to Exhibit 3.2 to the S-1.
4.1	Senior Secured Convertible Promissory Note of the Company dated September 30, 2013 in the principal amount of $75,000 to the order of Heather U. Baines and Lloyd McAdams AB Living Trust dated 8/1/2001. Incorporated by reference to Exhibit 4.1 to the Initial 2013 10-K.
4.2	Stock Purchase Warrant to purchase 150,000 Shares of the Company’s Common Stock Issued to Heather U. Baines and Lloyd McAdams AB Living Trust dated 8/1/2001 on September 30, 2013. Incorporated by reference to Exhibit 4.2 to the July 2014 Amendment.
4.3	Stock Purchase Warrant to purchase 50,000 Shares of the Company’s Common Stock Issued to Michael Dimeo on September 30, 2013. Incorporated by reference to Exhibit 4.3 to the Initial 2013 10-K.
4.4	Senior Secured Convertible Promissory Note of the Company dated January 8, 2014 in the principal amount of $244,000 to the order of Heather U. Baines and Lloyd McAdams AB Living Trust dated 8/1/2001. Incorporated by reference to Exhibit 4.4 to the July 2014 Amendment.
4.5	Convertible Promissory Note of the Company dated February 21, 2014 in the principal amount of $222,500 to the order of St George Investments, LLC. Incorporated by reference to Exhibit 4.5 to the Initial 2013 10-K.
4.6	Option to Purchase 1,500,000 shares of the Company’s Common Stock Issued to the Nazari & Associates International Group, Inc. Defined Benefit Pension Plan on March 4, 2014. Incorporated by reference to Exhibit 4.6 to the Initial 2013 10-K.
4.7	Option to Purchase 1,500,000 shares of the Company’s Common Stock Issued to the Suter Family Trust u/t/a April 12, 2002, as amended and restated on March 4, 2014. Incorporated by reference to Exhibit 4.7 to the Initial 2013 10-K.
4.8	Warrant to Purchase 488,000 Shares of the Company’s Common Stock issued on January 8, 2014 to Una Hannah LP. Incorporated by reference to Exhibit 4.8 to the July 2014 Amendment.
4.9	Convertible Debenture of the Company in the principal amount of $63,000 to Group 10 Holdings LLC. Incorporated by reference to Exhibit 4.9 to the July 2014 Amendment.
10.1	Acquisition Agreement dated as of December 18, 2012 between the Company, Antaniuk and Brazil Mining. Incorporated by reference to Exhibit 10.1 to the December 2012 8-K.
10.2	Assignment of Mineral Rights from Brazil Mining, Inc. to the Company, dated December 18, 2012. Incorporated by reference to Exhibit 10.2 to the December 2012 8-K.
10.3	Option Agreement between the Company and Brazil Mining, Inc., dated December 18, 2012. Incorporated by reference to Exhibit 10.3 to the December 2012 8-K.
10.4	Contribution Agreement dated December 18, 2012 between the Company and Brazil Mining, Inc. Incorporated by reference to Exhibit 10.4 to the December 2012 8-K.

10.5

Employment Agreement between the Company and Marc Fogassa. Incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “2012 10-K”).

10.6	2013 Stock Incentive Plan. Incorporated by reference to Exhibit 10.7 to the 2012 10-K.
10.7	Securities Purchase Agreement dated as of February 21, 2014 between the Company and St George Investments LLC. Incorporated by reference to Exhibit 10.7 to the July 2014 Amendment.
21.1	Subsidiaries of the Company. Incorporated by reference to Exhibit 21.1 to the Initial 2013 10-K.
99.1	Amendment No. 2 to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2013.*

* Filed herewith.